NOTE EXTENSION AGREEMENT

This Note Extension Agreement (this “Agreement”) is dated as of October 19, 2011, between BioZone Pharmaceuticals, Inc. (f/k/a International Surf Resorts, Inc.) a Nevada corporation (the “Company”), and each of the investors identified on the signature pages hereto (including their respective successors and assigns, each, a “Investor,” and collectively, the “Investors”).

WHEREAS, the Company and the Investors previously entered into that certain Securities Purchase Agreement dated February 28, 2011 (the “Purchase Agreement”) pursuant to which the Company issued and sold to each Investor and each Investor, severally and not jointly, purchased from the Company a convertible promissory note (the “Note”) and a warrant (the “Warrant,” and, with the Note and the securities into which each is convertible or exercisable, as applicable, the “Securities”), to purchase Securities  in an amount equal to the Warrant Coverage on the terms described therein (the “February Offering”); and

WHEREAS, the Investors placed the Principal Amount in escrow on February 28, 2011, and the February Offering closed on March 29, 2011; and

WHEREAS, the Principal Amount outstanding under the Notes was payable in cash on September 28, 2011, which is the date that is six (6) months from the closing date of the February Offering; and

WHEREAS, the Company desires to extend the Maturity Date of the Notes and each Investor desires, severally and not jointly, to extend such Maturity Date subject to the terms and conditions contained herein.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and theInvestors agree as follows:

1.           Definitions.  All capitalized terms not defined herein shall have the definition contained in the Purchase Agreement.

2.           Extension of Maturity Date. The Principal Amount outstanding plus accrued and unpaid interest under the Notes shall be payable in cash on the earlier of: (i) October 29, 2011 (the “New Maturity Date”) or (ii) the occurrence of an Event of Default. The Notes will remain secured pursuant to the transaction documents provided in connection with the February Offering.

3.           Interest Rate.  Except as modified by Section 5 hereof, each Note will continue to bear interest at the rate of 10% per annum (the “Interest Rate”) until paid in full or converted as provided in such Note.

4.           Payment of Accrued Interest.  At the Extension Closing, the Company will pay to the Investors, in cash, an aggregate amount equal to all accrued and unpaid interest as of September 29, 2011 (equal to 5%), pro rata based on each Investor’s respective investment in the February Offering, for the period beginning March 29, 2011 and ending September 29, 2011.

5.           Extension Consideration.  Also at the Extension Closing (as defined below), the Company shall issue to each Investor a number of shares of Common Stock determined by: (x) multiplying 5% by the Investor’s Principal Amount (y) divided by $1.00, rounded up to the next whole share (the “Extension Stock”).  Additionally, at the Extension Closing, the Company will pay to the Investors, in cash, an aggregate amount equal to one percent (1%) of the Principal Amount of the Notes, pro rata based on each Investor’s respective investment in the February Offering, as additional interest for the period beginning on February 28, 2011 and ending on March 28, 2010. For purposes of this Agreement, “Extension Closing” means the date on which this Agreement has been executed and delivered by the parties hereto, and all conditions precedent have been satisfied or waived.

6.           Delay Penalty.  If the Company does not repay the entire Principal Amount, all accrued and unpaid interest due on or before the New Maturity Date, then the Company will, in addition to the Interest Rate, pay an additional 2% (annualized) for each 30 day period all or any portion of the  Principal, delay penalties or accrued interest remain unpaid, subject to a maximum aggregate interest rate of 20% (the sum of the Interest Rate plus 2% for each 30 day delay period), with such 2% being calculated on the full Principal Amount regardless of whether any portion thereof has been repaid by the Company and such full amount accruing as of the day following the New Maturity Date and then upon each 30 day anniversary of the New Maturity Date.  The Company acknowledges and understands: (i) failure to satisfy the Notes in full at the New Maturity is an Event of Default and (ii) the default penalties provided in this Section 5 are not to be considered a waiver of such Event of Default. The Notes shall only be deemed “fully satisfied” when the full Principal Amount, all accrued and unpaid interest and penalties under this Section 5 have been paid in full.

7.           Registration Rights. The Company also agrees to provide “piggyback” registration rights to the Investors with respect to the Extension Stock on the same terms and conditions set forth in Section 2.2 of the Registration Rights Agreement, substituting the “Extension Stock” for “Registrable Securities.”

8.           Subordinated Loans. The proceeds of the Notes shall continue to be evidenced by unsubordinated loans to BioZone Laboratories, Inc. provided that such loans are payable upon demand of the Company.

9.           Replacement Warrant.  At the Extension Closing, the Company shall deliver to each Investor in the February Offering a revised warrant in the form attached hereto as Exhibit A (the “Revised Warrant”) in replacement of the Warrant currently held by such Investor, which shall be cancelled on the Warrant Register. The Revised Warrant will entitle each Investor to acquire a number of shares of Common Stock equal to (i) 100% multiplied by (ii) the Principal Amount of the original Note, divided by (ii) the lower of (A) $1.50 and (B) the PIPE Share Price.  The Revised Warrant will be exercisable for 5 years from the closing of the February Offering at an exercise price equal to the lower of: (x) $1.80 and (y) 120% of the PIPE Share Price.  The Investors shall have the option to exercise the Revised Warrants by cashless exercise.

10.           Redemption by Investor. Upon the consummation by the Company of a private placement of its common stock (and no other securities other than warrants; such common stock and warrants, if any, herein referred to as the “PIPE Securities”) with gross proceeds to the Company of at least $8,000,000 (the “PIPE Offering”), each Investor shall elect, at its sole option, either to (1) convert all of the Principal Amount then outstanding, plus all accrued and unpaid interest thereon, into the PIPE Securities at a price per share or unit, as the case may be, equal to 80% of the price per share or unit sold in the PIPE Offering (a “PIPE Conversion”) or (2) require the Company to repay the Principal Amount then outstanding plus all accrued and unpaid Interest on such Investor’s Note in cash (a “PIPE Redemption”).

11.           Prepayment. The Company shall have the right to prepay the Notes prior to the New Maturity Date, except in connection with a PIPE Offering, in which case each Investor shall have the options described in Section 9, above.

12.           Right of Participation.   Until the one (1) year anniversary of the PIPE Offering, the Investors will retain the right to purchase up to 100% of all debt and/or equity financings offered by the Company or any of its subsidiaries.

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13.           Representations and Warranties of the Company.  The Company and each Subsidiary (as set forth on Exhibit B attached hereto, which amends and replaces Schedule 3.1(a) of the Purchase Agreement in its entirety) hereby represents and warrants that the Representations and Warranties contained in the Purchase Agreement remain true and accurate in all respects as of the Extension Closing. In addition, the Company and the Subsidiaries represent and warrant as follows:

a.           Capitalization; Additional Issuances.  All of the issued and outstanding securities of the Company as of the date hereof are as set forth in Schedule 12(a)(i). Except as set forth in Schedule 12(a)(ii), as of the date hereof, there are no outstanding agreements or preemptive or similar rights affecting the Common Stock and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of the Common Stock.

b.           Issuance of the Securities.  The shares of Common Stock issued to the Investors at the Extension Closing have been duly authorized and are duly and validly issued, fully paid and non-assessable, free and clear of all Liens other than restrictions on transfer generally applicable to holders of restricted securities under the Securities Act.

c.           Material Adverse Change.  Except as set forth on Schedule 12(c), there has been no Material Adverse Change since the closing date of the February Offering. “Material Adverse Change” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be or become, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, employees, management, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Change:(A) changes in general economic conditions; (B) changes affecting the Company’s or the subsidiary’s industry generally; (C) acts of war or terrorism or (D) changes in Applicable Law or GAAP occurring after the closing date of the February Offering (provided that in the case of clauses (A), (B), (C) and (D) such change, effect, event, circumstance, or condition does not affect the Company or the subsidiary in a materially disproportionate manner).

14.           Affirmative Covenants. In addition to the Affirmative Covenants contained in the Purchase Agreement, the Company and each Subsidiary agree to maintain fire and other risk insurance, public liability insurance and such other insurance with respect to the Company’s and each Subsidiary’s properties and operations, secured from insurers of recognized financial responsibility, in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and each Subsidiary are engaged.  Additionally, the Company and the Subsidiaries covenant and agree that no sale of tangible or intangible assets material to the current or contemplated business of the Company will occur without the written consent of the Investors.  Finally, the Company agrees that any Common Stock issued as part of the Equity Delay Penalty will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens other than restrictions on transfer generally applicable to holders of restricted securities under the Securities Act.

15.           Closing Conditions.   The Extension Closing shall occur:

a.           After completion of due diligence to the satisfaction of the Company and the Investors; and

b.           Simultaneously with: (i) the full payment of all cash amounts due the Investors, (ii) the issuance of all Common Stock due the Investors pursuant to this Agreement, (iii) the issuance of the Revised Warrants to the Investors and (iv) reimbursement of all expenses due to the Investors and their agents, including BCM.

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16.           Expenses. The Company shall reimburse the Investors and BCM for all of their legal and due diligence expenses, including, but not limited to fees and expenses of attorneys, investigative and other consultants and travel expenses.

17.           No Other Changes to Purchase Agreement.  All provisions and schedules of the Transaction Documents not expressly modified or amended by the terms contained herein shall remain in full force and effect.

18.           Waiver by Investors.  Subject to the terms and conditions of this Agreement, the Investors hereby waive all prior and currently existing Events of Default with respect to the Notes. In addition, the Investors hereby waive their right to participate in the $500,000 unsecured debt financing consummated by the Company on September 22, 2011 as described in a Form 8-K filed by the Company with the SEC on September 27, 2011 and the proposed sale by the Company of 275,000 shares of Common Stock at a purchase price of $1.00 per share.

19.           Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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Company Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BIOZONE PHARMACEUTICALS, INC.

By:
Name:
Title:

Investor Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[PURCHASER]

By:
      Name:
      Title:

Broadband Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BROADBAND CAPITAL MANAGEMENT LLC

By:
Name: Philip Wagenheim
Title: Vice Chairman

(but only with respect to its continuing appointment as collateral agent pursuant to Section 8 of the Securities Purchase Agreement dated February 28, 2011)

Exhibit A

FORM OF REVISED WARRANT

Exhibit B

SUBSIDIARIES

BioZone Laboratories, Inc.

EqualanPharma, LLC

Equachem, LLC

Baker Cummins Corp.

Beta Zone, LLC (45% owned by BioZone Pharmaceuticals, Inc.)

Schedule 12 (a) (i)

Capitalization

Schedule 12 (a) (ii)

Outstanding agreements or preemptive or similar rights affecting the Common Stock and outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of the Common Stock.

1.	Outstanding subscription agreements for proposed sale by the Company of 275,000 shares of Common Stock at a purchase price of $1.00 per share.

2.	Agreement to issue Warrants to Investors who participated in the February Offering

3.
Agreement to issue Warrants to purchaser of $500,000 unsecured debt financing consummated by the Company on September 22, 2011 as described in a Form 8-K filed by the Company with the SEC on September 27, 2011

Schedule 12 (c)

Material Adverse Change.

As of August 15, 2011, BioZone Laboratories, Inc. and Equalan, LLC,  wholly owned subsidiaries of BioZone Pharmaceuticals, Inc. (the “Company”) were in default with respect to four promissory notes (the “Notes”) issued to a financial institution (the “Lender”) with an aggregate amount of principal and interest equal to $2,043,033 outstanding as of such date.On that date, the Lender declared the entire unpaid principal amount and accrued interest of the Notes immediately due and payable.As of September 9, 2011, theseloans were repaid in full. The repayment substantially reduced the Company’s cash on hand.